Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632
SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED APRIL 21, 2011 TO PROSPECTUS DATED AUGUST 13, 2010
MARCH 2011 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	March 2011	Year to Date	3/31/11	3/31/11
Series A-1	0.65%	0.52%	$12,662,668	$1,558.48
Series A-2	0.82%	-0.07%	$3,486,378	$1,669.77
Series B-1	1.01%	-0.08%	$8,464,137	$1,350.16
Series B-2	1.18%	0.34%	$5,284,899	$1,394.56

*	All performance is reported net of fees and expenses
Fund results for March 2011:
     The Fund’s allocation to global equity markets underperformed in March as a sharp countertrend reversal following the disaster in Japan produced losses for the Fund’s strategies. Equity markets opened the month moving sideways as the reemergence of sovereign debt and inflation worries in Europe offset steady expansion in global manufacturing. From there the Nikkei plunged 25.0% on panic-induced selling following the events of March 11th. Results for the Fund’s models experienced losses as most leading indices participated in the selloff as risk appetite abated. Equities quickly recovered as the focus shifted to the growth to be generated by rebuilding Japan. Nikkei futures finished only 7.7% lower on the month while shares in South Korea and Hong Kong finished 9.1% and 0.9% higher, respectively, on the belief that these markets are well positioned to fill the temporary void left by the decimated Japanese manufacturing sector. U.S. equity markets also experienced small gains as macroeconomic data continued on a positive trajectory. A mixture of long and short positions in equity markets produced losses.
     The Fund’s positions in the bond sector experienced gains in March despite volatile market conditions as geopolitical instability in Libya and Japan and financial instability in Europe led investors to the relative safety of treasuries. Positions in Japanese government 10-year bonds experienced gains as the market opened the month near unchanged before rallying sharply in response to a nearly 20.0% washout in equities following the disaster. The Fund experienced losses in German bund futures as the market finished lower on news of improving employment, factory orders and retail sales. Meanwhile, the sovereign debt situation continued to evolve amid several debt downgrades of peripheral states, prompting investors to demand more yield to hold German debt even as European Union leaders agreed to an expanded bailout package for troubled states. Results in U.S. bonds also experienced losses in turbulent trading activity as strong economic prospects offset geopolitical safe haven buying. A mixture of long and short bond positions produced gains.
     The Fund’s currency positions experienced gains in March as interest rate expectations and unsettling geopolitical developments dominated trading activity. June euro futures advanced 2.9% despite debt downgrades of Greece, Portugal and Spain as the European Central Bank (“ECB”) chairman continued to express the need for extreme vigilance with respect to the growing threat of inflation. The Swiss franc (+1.3%) continued to benefit as investors sought shelter from the U.S.’s quantitative easing and Europe’s sovereign debt troubles. The yen rose over 4.0% following the catastrophic earthquake, amid expectations for a massive repatriation of capital to rebuild the stricken nation. However, in the first coordinated G7 intervention since the 2000 support for the euro, central bankers crushed the rally on March 18th, leading to a loss of 1.6% on the month. The Mexican peso (+2.0%) outperformed as the oil producing nation saw slowing inflation complimented by expectations for continuing strong GDP growth. A mixture of long and short currency positions produced gains.
     June gold contracts finished a choppy month with a 2.0% gain as the trend of a shift from improving macroeconomic results to inflation risks continued. Daily reminders of rising food costs fuelled the inflation story and, according to the United Nations, food costs posted record highs in February after rising 25.0% in 2010. Gold experienced a mid-month correction of 4.4% following the catastrophe in Japan as investors moved out of risk assets. However, the market closed strong as ECB rate hike expectations pressured the dollar to a loss of 1.5% on the month. These factors produced an overall gain for the Fund’s perpetual long gold futures position.
     Other market sectors did not reveal significant trends and did not have a substantial influence on this month’s overall negative performance.
     For the month of February 2011, Series A-1 gained 0.65%, Series A-2 gained 0.82%, Series B-1 gained 1.01%, and Series B-2 gained 1.18%, net of all fees and expenses.
     PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. — SERIES A-1
March 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2011)
STATEMENT OF INCOME

March 2011
Investment income, interest	$537

Expenses
Management fee	23,842
Ongoing offering expenses	—
Operating expenses	7,948
Selling commissions	21,193
Other expenses	582
Incentive fee	—
Brokerage commissions	25,686
Total expenses	79,250

Net investment gain (loss)	(78,714)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	1,308,519
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,147,721)

Net gain(loss) on investments	160,798

Net increase (decrease) in net assets from operations	$82,084
STATEMENT OF CHANGES IN NET ASSET VALUE

March 2011
Net assets, beginning of period	$12,118,154

Net increase (decrease) in net assets from operations	82,084

Capital share transactions
Issuance of shares	505,800
Redemption of shares	(43,365)

Net increase(decrease) in net assets from capital share transactions	462,435

Net increase(decrease) in net assets	544,519

Net assets, end of period	$12,662,673

NAV Per Unit, end of period	$1,558.48

SUPERFUND GOLD, L.P. — SERIES A-2
March 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2011)
STATEMENT OF INCOME

March 2011
Investment income, interest	$147

Expenses
Management fee	6,553
Ongoing offering expenses	—
Operating expenses	2,184
Other expenses	160
Incentive fee	—
Brokerage commissions	7,060
Total expenses	15,958

Net investment gain (loss)	(15,810)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	359,659
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(315,462)

Net gain(loss) on investments	44,197

Net increase (decrease) in net assets from operations	$28,387

STATEMENT OF CHANGES IN NET ASSET VALUE

March 2011
Net assets, beginning of period	$3,086,080

Net increase (decrease) in net assets from operations	28,397

Capital share transactions
Issuance of shares	371,915
Redemption of shares	—

Net increase(decrease) in net assets from capital share transactions	371,915

Net increase(decrease) in net assets	400,312

Net assets, end of period	$3,486,391

NAV Per Unit, end of period	$1,669.78

SUPERFUND GOLD, L.P. — SERIES B-1
March 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2011)
STATEMENT OF INCOME

March 2011
Investment income, interest	$469

Expenses
Management fee	15,937
Ongoing offering expenses	—
Operating expenses	5,313
Selling commissions	14,166
Other expenses	638
Incentive fee	—
Brokerage commissions	26,687
Total expenses	62,741

Net investment gain(loss)	(62,272)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	1,094,811
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(947,924)

Net gain(loss) on investments	146,887

Net increase (decrease) in net assets from operations	$84,614

STATEMENT OF CHANGE IN NET ASSET VALUE

March 2011
Net assets, beginning of period	$8,462,076

Net increase (decrease) in net assets from operations	84,614

Capital share transactions
Issuance of shares	90,394
Redemption of shares	(172,940)

Net increase (decrease) in net assets from capital share transactions	(82,546)

Net increase(decrease) in net assets	2,069

Net assets, end of period	$8,464,145

NAV Per Unit, end of period	$1,350.15

SUPERFUND GOLD, L.P. — SERIES B-2
March 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2011)
STATEMENT OF INCOME

March 2011
Investment income, interest	$292

Expenses
Management fee	9,934
Ongoing offering expenses	—
Operating expenses	3,311
Other expenses	398
Incentive fee	—
Brokerage commissions	16,635
Total expenses	30,278

Net investment gain(loss)	(29,986)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	682,430
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(590,871)

Net gain(loss) on investments	91,559

Net increase (decrease) in net assets from operations	$61,573

STATEMENT OF CHANGE IN NET ASSET VALUE

March 2011
Net assets, beginning of period	$5,223,320

Net increase (decrease) in net assets from operations	61,573

Capital share transactions
Issuance of shares	0
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	0

Net increase(decrease) in net assets	61,573

Net assets, end of period	$5,284,893

NAV Per Unit, end of period	$1,394.56

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc. General Partner Superfund Gold, L.P.